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Exhibit 10.9

OFFICE SUBLEASE

between

Deja Foods, Inc.
a Nevada corporation
(Sub-Landlord)

and

Kosmont & Associates, Inc.
a California corporation
(Sub-Tenant)

Mr. David Fox
President
Deja Foods, Inc.
16501 Ventura Boulevard Suite 608
Encino CA 91436

  Re:
  Sublease Agreement by and between Deja Foods, Inc. ("Deja Foods"), a Nevada corporation and Kosmont & Associates, Inc. ("Kosmont"), a California corporation, with respect to 16501 Ventura Boulevard, Encino, California 91436 ("Building") and specifically Suite 511 consisting of approximately 2,646 rentable square feet ("Premises")

Dear Mr. Fox:

        This letter will set forth our agreement with respect to the Sublease of the Premises by Deja Foods to Kosmont.

        Deja Foods is presently the Tenant under that certain Office Lease Agreement ("Master Lease Agreement"), dated June 15, 2005, by and between 16501 Ventura LLC, a California limited liability company ("Master Landlord") and Deja Foods, Inc., a Nevada corporation.

        Deja Foods hereby subleases to Kosmont and Kosmont hereby subleases from Deja Foods the Premises on the following terms and conditions ("Sublease"):

  (1)
  The term of this Sublease shall commence July 1, 2005 and expire June 30, 2009, subject to Deja Foods' ability to amend the Master Lease Agreement's term to June 30, 2009.

  (2)
  The base rent ("Base Rent") for the Premises shall be as follows:

Months:	Payments:
July 1, 2005–September 30, 2005	Free Rent
October 1, 2005–June 30, 2006	$5,556.60 less $1,110.90 = $4,445.50
July 1, 2006–June 30, 2007	$5,723.30 less $1,142.64 = $4,580.66
July 1, 2007–June 30, 2008	$5,895.00 less $1,206.12 = $4,688.88
July 1, 2008–June 30, 2009	$6,071.85 less $1,211.41 = $4,860.44
  (3)
  Base rent shall be payable to Deja Foods by Kosmont on the first day of the calendar month, commencing on October 1, 2005.

  (4)
  During the term of this Sublease, Deja Foods shall have the right to utilize the conference room (532 square feet), kitchen/second meeting room (307 square feet) and reception/guest arrival seating area (219 square feet) of the Premises, which combined areas total 1,058 square feet, which collectively are hereafter referred to as the "Conference Room".

  (5)
  The above Base Rent reflects Deja Foods' base rent under their Master Lease Agreement, minus the prorated per square foot rent of 1,058 square feet, divided by half.

  (6)
  Kosmont shall keep the master calendar related to the Conference Room to avoid conflicting meetings. The parties shall reasonably cooperate to accommodate each other's use of the Conference Room.

  (7)
  Kosmont shall ensure that the Premises include signage in the reception/guest arrival seating area showing the name of Deja Foods.

  (8)
  Deja Foods and Kosmont acknowledge that there are certain costs related to capital improvements to the Premises, particularly those related to tenant improvements for the conference room, kitchen/second meeting room and reception/guest arrival seating area, including Deja Foods' signage in the reception area, that shall be fairly and reasonably allocated and paid by the parties once the costs are fully ascertained. Such costs are expected to approximate $15,000.

  (9)
  Kosmont is providing the all Conference Room furniture and certain custom cabinets, which will be removed if Kosmont vacates subject to the Notice to Vacate as defined herein.

  (10)
  Deja Foods shall work with the Master Landlord to ensure that Kosmont's name shall be reflected in the lobby roster of tenants.

  (11)
  Kosmont shall have the right to obtain eight (8) parking passes in the Building. All such parking privileges shall be at the rates and subject to the terms and conditions of the Master Lease Agreement.

  (11)
  This Sublease is subject and subordinate to the Master Lease Agreement between Deja Foods and Master Landlord. Subject to any contrary provisions in this Sublease, the terms of the Master Lease Agreement are incorporated herein by reference and shall, as between Deja Foods and Kosmont, constitute additional terms of this Sublease, except to the extent they are inapplicable to, inconsistent with, or modified, by the terms of this Sublease. In the event of any inconsistencies between the terms of this Sublease and the Master Lease Agreement, the terms and provisions of this Sublease shall govern.

  (12)
  Deja Foods represents and warrants that it has delivered to Kosmont full and complete copies of the Master Lease Agreement and any and all modifications or revisions thereto.

  (13)
  Notices between the parties shall be given by Deja Foods to Kosmont at the Premises, and by Kosmont to Deja Foods at their offices, until and unless either party shall give written notice to the other party of a different place for notices.

  (14)
  Deja Foods shall have the right to provide Kosmont written notice to move and vacate premises ("Notice to Vacate"), which shall include a period of up to six months to vacate premises, from date such Notice to Vacate is received by Kosmont. Upon Kosmont's leaving the Premises any and all commitments and obligations pursuant to the Master Lease Agreement and Sublease shall be terminated and no longer applicable as to Kosmont..

        If the foregoing correctly sets forth our agreement regarding the sublease of the Premises, please execute the enclosed copy of this letter agreement in the space provided below and return it to the undersigned.

Very truly yours,
KOSMONT & ASSOCIATES, INC. a California corporation
		By:	/s/ LARRY J. KOSMONT Larry J. Kosmont, President
AGREED AND ACCEPTED:
DEJA FOODS, INC. a Nevada corporation
By:	/s/ DAVID FOX David Fox, President

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